As filed with the Securities and Exchange Commission on February 22, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPL Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2758192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two North Ninth Street

Allentown, Pennsylvania

18101-1179

(610) 774-5151

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tadd J. Henninger

Vice President and Treasurer

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all notices, orders and communications to:

Karen Hsu Kelley

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017-3954

(212) 455-2000

Approximate date of commencement of proposed sale to the public: From time to time or after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)(3)
Common Stock, $.01 par value	15,000,000 shares	$31.06	$465,900,000	$58,005

(1)	The shares may be sold from time to time by the registrant pursuant to the PPL Corporation Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). This Registration Statement shall also cover any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split or similar transaction or as a result of other anti-dilution provisions, pursuant to Rule 416 of the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the common stock on February 20, 2018 as reported on the New York Stock Exchange.
(3)	PPL Corporation previously paid an aggregate registration fee of $32,397 in connection with the Registration Statement on Form S-3ASR (Registration Statement No. 333-202278), filed on February 25, 2015 (the “Prior Registration Statement”) relating to the registration of 8,000,000 shares of Common Stock, 2,721,589 of which were never sold or issued. Pursuant to Rule 457(p), the $58,005 registration fee associated with this filing is being partially offset by the $11,021 in fees that remain available under the Prior Registration Statement. As a result, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

PPL CORPORATION

DIRECT STOCK PURCHASE AND

DIVIDEND REINVESTMENT PLAN

15,000,000 Shares of Common Stock

CUSIP # 69351T 10 6

PPL Corporation (“PPL” or the “Company”) is offering its existing shareowners and employees, employees of its subsidiaries and new investors the opportunity to acquire up to 15,000,000 shares (the “shares”) of PPL common stock, par value $.01 per share (the “Common Stock”), through its Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”). This prospectus explains how the Plan works and the steps you must take to participate in it. Please read this prospectus carefully and keep it for future reference.

Participation in the Plan is entirely voluntary, and you may discontinue your participation at any time.

•	If you are a new investor, you may join the Plan by making an initial investment in PPL Common Stock of at least $250 and up to a monthly maximum of $25,000.

•

If you are an existing holder of PPL Common Stock, you may purchase additional shares of Common Stock by reinvesting all or a portion of the cash dividends paid on your Common Stock or by making optional cash investments of at least $25 ($10 for employees of PPL and certain of its subsidiaries), up to a maximum of $25,000 per calendar month. Pursuant to the Waiver Discount features of the Plan, PPL may from time to time permit optional cash investments in excess of this maximum and may offer discounts of up to 4% on such investments.

•	Employees of PPL and certain of its subsidiaries may participate in the Plan through automatic payroll deductions, reinvestment of dividends and optional cash investments.

PPL’s Common Stock is listed on the New York Stock Exchange (the “NYSE”) and trades under the symbol “PPL”. The last reported sale price of the Common Stock on the NYSE on February 21, 2018 was $30.11.

The purchase price of Common Stock purchased directly from PPL for dividend reinvestments or optional cash investments not exceeding $25,000 will be the closing price of the Common Stock (as reported on the consolidated tape for NYSE-listed companies administered by the Consolidated Tape Association) for the last day on which the Common Stock was traded on the NYSE immediately preceding the investment date (as defined below). The purchase price of Common Stock purchased directly from PPL for optional cash investments in excess of $25,000 on each purchase date during the applicable pricing period will be equal to 100%, less any discount, of the volume weighted average price, rounded to four decimal places, of the Common Stock as traded on the NYSE during regular NYSE hours on that purchase date (see the discussion of Waiver Discounts below). The purchase price of Common Stock purchased from third parties in the open market will be the weighted average price of all shares so purchased for the applicable investment.

PPL’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and its telephone number at that address is (610) 774-5151. We also can be contacted by telephone through EQ Shareowner Services by calling toll-free at (800) 345-3085 or via e-mail at invserv@pplweb.com.

Investing in PPL Common Stock involves risks. See “Risk Factors” beginning on page 1 of this prospectus as well as the risk factors contained in the reports and documents PPL files with the Securities Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2018.

Prospectus

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL has filed with the SEC relating to the shares of Common Stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about PPL, the Plan and the securities offered, and constitutes the underlying Plan document. The registration statement can be read at the SEC website, the PPL website or at the offices of the SEC discussed below under the heading “Where You Can Find More Information.”

We have authorized only the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information, and you should not assume we have verified any such information nor do we take any responsibility for it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date after the date of this prospectus.

PPL AND SUBSIDIARIES

PPL Corporation, headquartered in Allentown, Pennsylvania, is a utility holding company incorporated in 1994 in connection with the deregulation of electricity generation in Pennsylvania to serve as the parent company to the regulated utility, PPL Electric, and for generation and other unregulated business activities. PPL Electric was founded in 1920 as Pennsylvania Power & Light Company. PPL, through its regulated utility subsidiaries, delivers electricity to customers in the U.K., Pennsylvania, Kentucky, Virginia and Tennessee; delivers natural gas to customers in Kentucky; and generates electricity from power plants in Kentucky.

Our principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and our telephone number is 610-774-5151. We also can be contacted by telephone through EQ Shareowner Services by calling toll-free at 1-800-345-3085 or via e-mail at invserv@pplweb.com.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL maintains a website at www.pplweb.com. From the SEC Filings page in the Investors section of that website, PPL provides access to its SEC filings free of charge as soon as administratively possible after filing with the SEC. The information on PPL’s website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. PPL’s filings are also available at the SEC’s website (www.sec.gov).

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

PPL Common Stock is listed on the NYSE (symbol: PPL), and reports, proxy statements and other information concerning PPL can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. In addition, proxy statements, reports and other information concerning PPL can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL.

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Reports on Form 8-K	Filed on January 8, 2018 (Item 5.02 only) January 16, 2018 (Item 2.03 only) and January 18, 2018 (Item 5.02 only)
PPL’s Registration Statement on Form 8-B	April 27, 1995

We are also incorporating by reference additional documents that PPL files in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering made by this prospectus (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus will automatically update and supersede information contained in or previously incorporated by reference in this prospectus.

PPL will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing to us at:

PPL Corporation

Treasury Department

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

610-774-5151

Or telephoning

EQ Shareowner Services

Toll-free: 1-800-345-3085 or

651-450-4064

FORWARD-LOOKING INFORMATION

Statements contained in or incorporated by reference into this prospectus concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in “Risk Factors” set forth below, under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017, the following are among the important factors that could cause actual results to differ materially and adversely from the forward-looking statements:

•	the outcome of rate cases or other cost recovery or revenue filings;

•	changes in U.S. or U.K. tax laws or regulations, including the 2017 Tax Cuts and Jobs Act;

•	effects of cyber-based intrusions or natural disasters, threatened or actual terrorism, war or other hostilities;

•	significant decreases in demand for electricity in the U.S.;

•	expansion of alternative and distributed sources of electricity generation and storage;

•	changes in foreign currency exchange rates for British pound sterling and the related impact on unrealized gains and losses on PPL’s foreign currency economic hedges;

•	the effectiveness of our risk management programs, including foreign currency and interest rate hedging;

•	non-achievement by PPL WPD Limited (“WPD”) of performance targets set by the Office of Gas and Electricity Markets (“Ofgem”);

•

the results of the potential mid-period review in the U.K. of the current price control period, RIIO-ED1, currently being reviewed by the U.K. regulator, Ofgem, with a decision as to whether to engage in such a review and the scope thereof to be announced in the spring of 2018;

•	the effect of changes in the Retail Price Index on WPD’s revenues and index linked debt;

•	developments related to ongoing negotiations regarding the U.K.’s intent to withdraw from European Union and any actions in response thereto;

•	defaults by counterparties or suppliers for energy, capacity, coal, natural gas or key commodities, goods or services;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	a material decline in the market value of PPL’s equity;

•

significant decreases in the fair value of debt and equity securities and its impact on the value of assets in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension and retiree medical liabilities, asset retirement obligation liabilities and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial markets and economic conditions;

•	the potential impact of any unrecorded commitments and liabilities of the registrant and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in the corporate credit ratings or securities analyst rankings of the registrant and its subsidiaries;

•	any requirement to record impairment charges pursuant to GAAP with respect to any of our significant investments;

•	laws or regulations to reduce emissions of greenhouse gasses or the physical effects of climate change;

•

continuing ability to access fuel supply for Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”), as well as the ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU and natural gas supply costs at LG&E;

•	weather and other conditions affecting generation, transmission and distribution operations, operating costs and customer energy use;

•	changes in political, regulatory or economic conditions in states, regions or countries where the registrant or its subsidiaries conduct business;

•	receipt of necessary governmental permits and approvals;

•	new state, federal or foreign legislation or regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to the registrant and its subsidiaries and the energy industry;

•	our ability to attract and retain qualified employees;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	business dispositions or acquisitions and our ability to realize expected benefits from such business transactions;

•	collective labor bargaining negotiations; and

•	the outcome of litigation against the registrant and its subsidiaries.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. In addition to the other information contained in this prospectus and the information incorporated by reference herein, you should consider carefully the following factors relating to us and our Common Stock before making an investment in our shares of Common Stock offered hereby. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. If any of the following risks or those incorporated by reference actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our Common Stock. As a result, you may lose all or part of your original investment. You should carefully review the information in this prospectus. Moreover, there are specific risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our Common Stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. As used in this section, “we,” “our,” “us,” “PPL” and the “Company” refer to PPL Corporation and not to any of its subsidiaries.

Risk Factors Relating to Our Common Stock

We have issued securities that contain provisions that could restrict our payment of dividends.

We currently have outstanding $930 million principal amount of our junior subordinated notes, and we may in the future issue additional junior subordinated notes or similar securities that, in certain circumstances, including the failure to pay current interest, would limit our ability to pay dividends on our Common Stock. While we currently do not anticipate that any of these circumstances will occur, we cannot provide assurance that these circumstances will not occur in the future.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock.

We are not restricted from issuing additional shares of our Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our Common Stock. The market price of our Common Stock could decline as a result of sales of shares of our Common Stock or sales of such other securities made after this offering or the perception that such sales could occur.

The price of our Common Stock may fluctuate significantly.

The price of our Common Stock on the NYSE constantly changes. We expect that the market price of our Common Stock will continue to fluctuate.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	periodic variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions, divestitures and other material events by us or our peers;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in U.S. and global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price regardless of our operating results.

DESCRIPTION OF THE PLAN

The following is a description of the material terms of the PPL Corporation Direct Stock Purchase and Dividend Reinvestment Plan, which we refer to as the “Plan.”

Purpose

The Plan provides existing PPL shareowners and new investors with a convenient way to acquire PPL Common Stock by:

•	investing cash dividends paid on PPL Common Stock to purchase additional shares of PPL Common Stock; and

•	making optional cash investments to purchase shares of PPL Common Stock.

You may participate in the Plan even if you wish only to make optional cash investments without reinvesting cash dividends on your shares of Common Stock.

Plan Administrator

The Plan Administrator (as defined below), either directly or through affiliates, receives optional cash investments, directs the purchase and sale of shares of Common Stock for Plan participants, keeps records, sends statements and performs other duties required by the Plan.

Historically, Wells Fargo Shareowner Services (“WFSS”), a division of Wells Fargo Bank, N.A., on behalf of PPL, has served as the administrator of the Plan. On February 1, 2018, WFSS became Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ”) upon the completion of the sale of WFSS to Equiniti Group plc. As a result, EQ, on behalf of PPL, serves as the administrator of the Plan (the “Plan Administrator”). In addition, EQ serves as transfer agent and registrar for PPL Common Stock.

The Plan Administrator will appoint a broker to act on behalf of Plan participants with respect to any purchases of Common Stock in the open market and any sales of shares of Common Stock held in the Plan for participants.

All correspondence and inquiries concerning the Plan should be directed to EQ Shareowner Services as follows:

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

*	If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select PPL Corporation

4.	Under New Investors, select Invest Now

5.	Follow instructions beginning on the Buy Shares screen

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-345-3085 Toll-Free

651-450-4064 outside the United States

Shareowner relations specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery and deposit of certificated shares

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Please include your name, address, daytime telephone number and account number and refer to PPL in all correspondence or other communications.

Who Can Join

You may participate in the Plan if you are:

•	a current owner of PPL Common Stock;

•	a first-time investor that is a U.S. citizen or a corporation or other entity organized or domiciled in the United States;

•

a first-time investor that is a foreign citizen or a corporation or other entity organized or domiciled outside the United States, if there are no laws or governmental regulations that would prohibit you from participating, or that would affect the terms of the Plan; or

•	an employee of PPL or its subsidiaries.

How to Join the Plan—Eligibility and Requirements

There is a $15 fee to enroll in the Plan unless you currently own shares of PPL Common Stock that are registered in your name or you are an employee of PPL or certain of its subsidiaries.

•	If you already own PPL Common Stock and the shares are registered in your name, you can join the Plan by:

•	enrolling online by accessing your PPL shareowner account through the Plan Administrator’s website at shareowneronline.com, or

•	completing an Account Authorization Form and returning it to the Plan Administrator.

•

If your shares of PPL Common Stock are held in “street name” in a brokerage, bank or other intermediary account, you can participate in the Plan by instructing your broker, bank or other intermediary to have your shares transferred into your name. After those shares are transferred into your name, you will receive a PPL shareowner account statement and you may enroll in the Plan as described above. If you do not wish to transfer shares into your name from your brokerage, bank or other intermediary, you can participate by making cash investments in the Plan as described below.

•	If you do not currently own any PPL Common Stock, you can join the Plan by:

•	enrolling online at shareowneronline.com and authorizing the Plan Administrator to make a one-time deduction from your bank account of at least $250 (plus the one-time $15 enrollment fee); or

•	completing and returning an Account Authorization Form, together with an initial investment of at least $250 (plus the $15 enrollment fee); or

•

enrolling online at shareowneronline.com and agreeing to make a one-time deduction from your bank account of at least $25 plus the one-time $15 enrollment fee and authorizing automatic future cash investments of at least $25; or

•

completing and returning an Account Authorization Form together with an initial investment of at least $25 plus the one-time $15 enrollment fee and authorizing automatic future cash investments of at least $25; or

•

completing an Employee Investment Plan Authorization Form if you are an employee of PPL and either making a $250 minimum initial investment or electing a $10 minimum monthly payroll deduction. (See “—Participation by PPL Employees”.)

If you wish to make an initial investment in an amount greater than $25,000, you must follow the procedures specified below under “—Waiver Discount.” PPL may, in its sole discretion, permit optional cash investments greater than $25,000 in some months and may offer discounts of up to 4% on these investments.

The Plan Administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. After shares have been purchased for you, the Plan Administrator will deliver an account statement to you.

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for new investors	$250.00
Minimum one-time optional cash purchase	$25.00
Minimum recurring automatic investments	$25.00
Minimum employee payroll deduction	$10.00
Maximum cash investments
Maximum monthly investment	$25,000.00
Maximum monthly employee payroll deduction	$25,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees

Investment fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Employee payroll deduction	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	$0.04
Sales Fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other Fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

PPL may change these participation fees at any time. PPL will give you notice of any fee increase before it applies to you.

Dividend Reinvestment Options

A participant can elect to reinvest all or a portion of PPL dividends (if any) to purchase additional shares of PPL Common Stock. The participant also has the choice to receive the full dividend in a cash payment. The following describes the available options:

Full dividend reinvestment—All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. The participant will not receive cash dividends from PPL; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (Refer to reinvestment code “RD” on the Account Authorization Form.)

Partial dividend reinvestment by percentage—A participant may elect to reinvest a portion of the cash dividends payable on shares held in the Plan or held in physical certificate form or through book-entry DRS and to receive the remainder in cash. The percentage elected will be applied to the total number of shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10% to 90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (Refer to reinvestment code “RX-N” on the Account Authorization Form.)

An example of partial reinvestment by percentage: A participant has a total of 150 shares of Common Stock; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will result in dividends on 75 shares being reinvested in the participant’s plan account and dividends on 75 shares being paid in cash.

Cash dividends—All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (Refer to reinvestment code “RPO” on the Account Authorization Form.)

If you do not specify any option when you enroll, your account will be set up for full dividend reinvestment.

Initial Option Selection. Your reinvestment option will not apply to any dividend payment if you are not enrolled in the Plan on or before the “record date” for that dividend, which is the date on which a person must be a registered holder of PPL Common Stock in order to receive dividends. If you enroll after the record date for a dividend payment, receipt and/or reinvestment of dividends will not commence until payment of the dividend for the next dividend period. No interest will be paid on funds held by the Plan Administrator pending investment.

Change of Option. You may change your investment option at any time by accessing your account at shareowneronline.com or by completing a new Account Authorization Form and returning it to the Plan Administrator. The Plan Administrator must receive notice of a change of your investment option on or before a dividend record date in order for the change to be effective for that dividend payment.

Dividend Payment Dates. Payment of cash dividends on PPL Common Stock is subject to the discretion of the PPL Board of Directors. Dividends normally are payable quarterly on the first business day of January, April, July, and October.

Credit of Reinvested Dividends. If the Plan Administrator acquires shares of Common Stock from PPL for a particular dividend reinvestment, your account will be credited with the shares on the dividend payment date. If the Plan Administrator’s broker acquires the shares through open market purchases, shares of Common Stock will be acquired with dividend proceeds beginning on the related dividend payment date and will continue until all purchases for that dividend payment date are completed. In this case, your account will be credited with the shares following the last day on which all such purchases are completed.

Electronic Deposit of Cash Dividends. If you elect to have all or part of your cash dividends paid to you, you can have those amounts deposited directly into your bank account, instead of receiving a check by mail. To have your cash dividends deposited electronically to your bank account, you must enroll in PPL’s dividend direct deposit service by either accessing your PPL shareowner account at shareowneronline.com and completing the Direct Deposit of Dividends Authorization Form, or by calling the Plan Administrator to request a Direct Deposit of Dividends Authorization Form and returning it to the Plan Administrator by mail. The participant should include a voided check or deposit slip for the bank account to which the participant wants dividends to be deposited. If the shares are jointly owned, all owners must sign the form. You should allow 30 days for your direct deposit authorization to be established. Requests established no later than the dividend record date will be in effect for that dividend payment. You also may change your designated bank account for receipt of dividends by direct deposit or discontinue this feature by accessing your PPL shareowner account at shareowneronline.com or by notifying the Plan Administrator in writing.

When Are Funds Invested?

In this prospectus, the term “investment date” is used as a point of reference generally relating to when a participant’s funds will be invested in shares of PPL Common Stock. Depending, however, on the source of funds to be invested (e.g., dividends, cash purchases (initial, one-time or regular automatic cash withdrawals from your bank account)) or type of investment (as in the case of Waiver Discount purchases), or whether the shares of PPL Common Stock to be acquired for a participant will be acquired directly from PPL or from third parties in open market purchases, when an investment date occurs will depend on the relevant facts and circumstances.

Other than in the case of Waiver Discount purchases, generally, there is an investment date each week, occurring routinely at least every five business days, on a day of the week chosen by the Plan Administrator. The Plan Administrator retains discretion, however, to depart from that routine if it would be impractical for the Plan Administrator to invest funds on the next regularly scheduled investment date or if other events occur that would disrupt the normal market for shares of PPL Common Stock. The following are explanations of when investment dates occur with respect to different investment scenarios:

1.	Waiver Discount purchases: The investment date in the case of Waiver Discounts is each day in the applicable pricing period (see the discussion of Waiver Discount purchases beginning on page 18 in this prospectus for a description of pricing periods).

2.	Cash purchases (initial, optional and automatic cash withdrawal): The investment date will normally occur within five business days of the receipt of funds.

3.	Dividend reinvestment: If shares of PPL Common Stock are being acquired from PPL, the investment date will generally be the dividend payable date, but in no case later than five business days after the dividend payable date. In the event that PPL elects to have the Plan Administrator acquire shares of PPL Common Stock for participants from third parties through open market purchases, the investment date will not be deemed to occur until all shares to be acquired with the proceeds of dividends to be reinvested have been purchased, but in no event later than 30 days following the dividend payment date.

How Are Initial Purchases Made?

Refer to the section entitled “How to Join the Plan—Eligibility and Requirements” above for information about minimum and maximum initial purchase amounts, the enrollment fee, enrollment options and online investments. The Plan Administrator requires that checks be in U.S. dollars drawn from a U.S. or Canadian financial institution. Participants will be charged a return fee on any returned checks. Alternatively, a new participant may arrange to have the purchase price deducted from a designated account in a U.S. or Canadian financial institution in U.S. Dollars. Investors may not invest more than $25,000 per month unless a waiver is granted by PPL. Unless a waiver is granted, the Plan Administrator will return any excess tendered amount to the investor. Purchases will generally be made on behalf of a new participant in the Plan within five business days following the Plan Administrator’s receipt of the payment and Account Authorization Form from the participant. No interest is paid on initial purchase payments pending investment. The Plan Administrator will return an initial purchase payment to an investor upon telephone or written request received at least two business days prior to the investment date.

Subsequent Cash Purchases

By Check. Current participants may make optional cash payments of at least $25 by sending a check to the Plan Administrator either with the completed Account Authorization Form or with a completed Transaction

Request Form attached to the statement of account sent to participants after each investment under the Plan. Checks should be payable to EQ Shareowner Services. Checks must be payable in U.S. dollars and drawn on a U.S. or Canadian financial institution.

Online By Authorizing One-Time Deduction from Your Bank Account. By accessing your account online at shareowneronline.com you can authorize a one-time deduction from your bank account of at least $25.

By Automatic Cash Withdrawal and Investment Service. The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from the participant’s designated bank account on or about the 9th or 25th of each month, or both, as determined by the participant (or, if that day is not a business day, on the prior business day). Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan account statements and in their bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you must complete and sign the Automatic Cash Withdrawal and Investment Service section on the Account Authorization Form and return it to the Plan Administrator or enroll in this feature online by accessing your account at shareowneronline.com.

Participants may change the amount of their automatic optional cash payments by completing a new Account Authorization Form and submitting it to the Plan Administrator or by accessing their account at shareowneronline.com and changing the amount. Participants may terminate their automatic optional cash payments by notifying the Plan Administrator online, by phone or in writing. To be effective with respect to the next investment date, the new Account Authorization Form or termination notice must be received by the Plan Administrator at least fifteen business days preceding such investment date.

Funds Held By Plan Administrator Pending Investment. Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in possession of the Plan Administrator may be invested in certain “Permitted Investments”. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select EQ Shareowner Services deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

Insufficient Funds. A $35 fee will be assessed if any check or deposit is returned unpaid or if an automatic withdrawal from your bank account fails due to insufficient funds. In addition, the Plan Administrator will consider null and void the request for any optional cash investment associated with insufficient funds and will immediately remove any shares already credited to your account in anticipation of receiving those funds. The foregoing fee and any other incidental costs associated with the insufficient funds will be collected by the Plan Administrator through the sale of an appropriate number of shares from your Plan account. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

Credit of Shares in Plan Accounts. If the Plan Administrator acquires Common Stock for you from PPL with respect to a particular optional cash investment, your account will be credited with the shares purchased on the applicable investment date. If the Plan Administrator’s broker acquires Common Stock through open market purchases, the Plan Administrator will begin to acquire Common Stock on the appropriate investment date and continue until all purchases for that cash investment are completed. In this case, your account will be credited with the acquired Common Stock following the last day on which all such purchases are completed.

Participation by PPL Employees

An employee of PPL or its subsidiaries may join the Plan at any time by requesting a PPL Employee Investment Plan Authorization Form (Corporate Form 5207 or 5209). Instructions and forms are available from PPL Treasury Department via:

The Grid (PPL’s intranet website) by using the Stock Purchase Plan link under Employee Resources

Email at invserv@pplweb.com

Mail at: PPL Corporation

PPL Treasury Department

Two North Ninth Street

Allentown, PA 18101-1179

Completed, signed and dated PPL Employee Investment Plan Authorization Forms should be returned to PPL’s Treasury Department (“PPL Treasury Department”) as instructed on the form.

The PPL Employee Investment Plan Authorization Forms offer options that allow each employee to designate the features of the Plan in which the employee chooses to participate. By using the appropriate PPL Employee Investment Plan Authorization Forms, an employee may elect to (a) invest in shares of Common Stock through automatic payroll deductions of at least $10 per month via the PPL Corporation Payroll System (Form 5207) and/or (b) enroll in the Plan by making an initial minimum optional cash payment as provided on the form (Form 5209).

Participants who are employees of PPL subsidiaries located outside of the United States may be subject to local laws that prohibit participation in the Plan.

The amount of payroll deduction can be changed or stopped at any time by written notice to PPL Corporation, PPL Treasury Department or by completing a PPL Employee Plan Authorization Form (Form 2278) and returning it to PPL Treasury Department as indicated on the form. Commencement, revision or termination of payroll deductions will become effective as soon as administratively possible after an employee’s request is received by PPL Treasury Department and processed by PPL Corporation’s payroll system.

Sale of Shares

Sales of shares of Common Stock on behalf of participants are usually made through a broker who will receive brokerage commissions. Typically, shares are sold through the exchange on which the Common Shares of PPL are traded. Depending on the number of PPL shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed. Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order. Sales executed by Batch Order are charged a fee of $15 per transaction, plus $0.12 per share. The fee for market orders is $25 and all other orders are $30 per order plus, in each case, $0.12 per share sold. See, Investment Summary and Fees below.

Any sales requests sent in writing must be signed by all registered shareowners named on the account. Sale requests may also be made by accessing your account online at shareowneronline.com or by telephone if your account is set up for telephone transactions.

Batch Order (online, telephone, mail) — The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days following a participant’s instruction (except where deferral is necessary under state or federal regulations). Such sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) — The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) — The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock price reaches or exceeds the specified limit price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) — A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock price reaches or exceeds the specified limit price at any time while the order remains open (up to the date requested for GTD, or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) — The Plan Administrator will promptly submit to a broker a participant’s request to sell shares in a Stop Order. A sale will be executed when the stock price reaches a specified price, at which time the Stop Order becomes a Market Order, and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see “—Investment Summary and Fees” for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as practicable after the settlement date. If a participant submits a request to sell all or part of the shares in their Plan account, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide the Plan Administrator with a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution in order to receive sale proceeds by direct deposit. Requests for direct deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, a participant may request the broker to transfer shares electronically from the Plan account to the participant’s brokerage account. Alternatively, a participant can request that a stock certificate be delivered to their broker.

The price of PPL Common Stock may fluctuate between the time the sale request is received and the time the sale is completed in the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The PPL Insider Trading Policy provides that the participant may not trade in PPL’s Common Stock if in possession of material, non-public information about the Company. Share sales by employees, affiliates and Section 16 officers must be made in compliance with PPL’s Insider Trading Policy.

Involuntary Account Closure

If your total holdings in the Plan fall below one share, the Plan Administrator may liquidate the fractional share, remit the proceeds to you by check and close your Plan account. The amount of the check will be based on the then-current market value of the fractional share, less a service fee and processing fees.

Gifts or Transfers of Shares

You can give or transfer shares from your Plan account to anyone you choose by:

•	making an initial cash investment of at least $250 (plus the $15 enrollment fee) to establish an account in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing Plan participant in an amount of not less than $25 or more than $25,000 per month;

•	transferring shares from your Plan account to the account of an existing Plan participant; or

•	transferring a whole number of shares from your account to a recipient outside the Plan.

You may transfer PPL Common Stock to the accounts of existing Plan participants or establish a new account. If your investments or transfers are made to an existing account, dividends on the shares credited pursuant to such investments or transfers will be invested in accordance with the elections made by the existing account owner. New Plan participants may elect any of the Plan’s available dividend investment options by completing an Account Authorization Form.

When authorizing a transfer of shares, you must send written instructions to the Plan Administrator and must have your signature on the letter of instruction “Medallion Guaranteed” by a financial institution participating in the Medallion Signature Guarantee program. A Medallion Signature Guarantee is a special guarantee for securities that may be obtained through a financial institution such as a broker, bank, savings and loan association or credit union. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

If you need additional assistance regarding the transfer of your shares, please telephone the Plan Administrator. You also may find information and obtain forms on the Plan Administrator’s website at shareowneronline.com.

Certificate Deposit

A participant may elect to deposit physical PPL Common Stock certificate(s) for safekeeping by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells the shares or withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant send them by registered mail, insured for at least 3% of the current market value and request a return receipt.

Optional Mail Loss Insurance

Participants are advised that choosing registered, express or certified mail alone will not provide full protection, should certificates be lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue shares should they be lost or stolen through the mail. The Plan Administrator can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to “EQ Surety Program”, along with the certificates and instructions. Choose a reliable delivery service such as Federal Express, United Parcel Service, DHL, Express Mail or United States Postal Service Registered Mail. No single shipping package may contain certificates exceeding a total value of $100,000. The value of certificated shares is based on the closing market price of the Common Stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, with proof that the mailing was sent by trackable mail, should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Withdrawal of Shares from Your Plan Account

At any time, you may withdraw some or all shares from your Plan account, free of charge, and obtain the withdrawn shares in book-entry form through DRS upon written request to the Plan Administrator, or by contacting the Plan Administrator by phone or by accessing your account online at shareowneronline.com. Stock certificates may be requested by submitting a request to the Plan Administrator in writing.

Only whole shares may be withdrawn from your Plan account. If you request all of the shares in your account to be withdrawn and your Plan account holds a fractional share, a check for the value of the fractional share will be mailed to you. The amount of the check will be based on the then-current market value of the fractional share, less a service fee and processing fees. The Plan Administrator will establish the book-entry position through DRS representing the withdrawn shares within five business days after receiving your request.

Book-entry positions through DRS will be established in the name or names in which your Plan account is registered, unless you otherwise instruct the Plan Administrator. If the book-entry position through DRS is to be established in the name of a person other than the name appearing in your Plan account registration, your signature on the applicable instructions or Stock Power Form you provide must be guaranteed by a financial institution participating in the Medallion Signature Guarantee program, as described above under “—Gifts or Transfers of Shares”.

Pledging of Shares

You may not pledge any shares of Common Stock held in your Plan account as collateral for a loan or other obligation. If you wish to pledge shares held in your Plan account, you first must withdraw the number of shares you propose to pledge from your Plan account and request a physical certificate for that number of shares. Your request must be submitted in writing to the Plan Administrator.

Statements of Account

If you participate in the dividend reinvestment features of the Plan, the Plan Administrator will mail you a statement after each reinvestment showing all of your year-to-date transactions (including shares acquired, amounts invested and purchase prices) and other account information. Supplemental statements or notices will be sent to you when you make an optional cash investment or a deposit, transfer or withdrawal of shares.

If you do not participate in dividend reinvestment, the Plan Administrator will send you a statement or notice confirming any transactions you make under the Plan.

You may elect to receive all statements or notices electronically by accessing your account on the Plan Administrator’s website at shareowneronline.com.

You may also obtain historical information about your account by accessing your account online through the Plan Administrator’s website at shareowneronline.com. You may request at any time a statement of your account from the Plan Administrator for the current year and most recent prior year free of charge. The cost for copies of account statements for earlier years is $15, and requests should be mailed to the Plan Administrator and should include the participant’s Plan account number and name and a check for $15 made payable to “EQ Shareowner Services.”

Please retain your account statements to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

You should notify the Plan Administrator promptly of any change in your address or, if you elect to receive communications electronically, your e-mail address, to ensure that you receive all notices, statements and reports regarding your participation in the Plan.

Termination of Participation

You may terminate your participation in the Plan at any time by either telephoning or delivering written instructions to the Plan Administrator. A termination request must be made by all registered holders listed on the account.

If a termination request is received close to a record date for an account for which dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares of Common Stock on your behalf. If reinvestment is made, the Plan Administrator will process the termination request as soon as administratively possible, but in no event later than five business days after the investment is complete.

Upon termination of your participation in the Plan, you must choose either to receive the number of whole shares held in your account in book-entry form through DRS and a check for the value of any fractional share, or to have all of the shares in your account sold for you as described under “—Sale of Shares” above. If you choose to receive shares and a check for the value of a fractional share, payment for the fractional share will be based on the then-current market value of PPL’s Common Stock, less a service fee and processing fees. If you choose to receive the shares, they will either be credited to a book-entry account through DRS established in the same name or names under which your Plan account is registered or sent to you upon your request in certificate form. If you elect to have shares sold, the Plan Administrator will send any sale proceeds to you as soon as administratively possible.

Other Information About the Plan

Business Day and Trading Day. As used in the Plan, “business day” and “trading day” mean each Monday, Tuesday, Wednesday, Thursday or Friday on which trading occurs on the NYSE.

Stock Splits, Stock Dividends and Other Distributions. Any stock dividends or stock splits distributed by PPL on shares held by the Plan Administrator for the participant will be credited to the participant’s account. In the event of a rights offering, the Plan Administrator will sell the rights on the open market and proportionally credit each participant’s account with the net proceeds of the sale, which then will be invested in additional shares.

Other Capitalization Changes. If there occurs any other transaction that results in the number of outstanding shares of PPL Common Stock being increased or decreased, such as a recapitalization, reclassification, reverse stock split or other combination of shares of PPL Common Stock, or other increase or decrease in shares of PPL Common Stock effectuated without receipt of consideration by PPL, each account balance will be adjusted to reflect the results of such transaction. You will receive a statement indicating the effects of such transaction on your account balance.

Voting of Shares. The Plan Administrator will vote all shares held in a participant’s account in the same way in which the participant votes shares of Common Stock standing of record in the participant’s name by regular proxy returned by participants to PPL, or, if the Plan Administrator sends to the participant a separate proxy covering the shares credited to the participant’s Plan account, such shares will be voted as designated in such separate proxy. In the event the participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to the participant’s Plan account will not be voted.

Shareowner Communications. Plan participants will receive all communications sent to all holders of PPL Common Stock. Plan participants that elect to receive shareowner communications electronically may receive these communications by e-mail instead of in paper form. Plan participants also can obtain current financial and other information about PPL by visiting the Investors section of the PPL website at www.pplweb.com.

Liability of PPL, the Plan Administrator and the Broker. Neither PPL nor any of its subsidiaries, or the Plan Administrator or the broker, will be liable for any act performed in good faith or required by applicable law or for any omission to act made in good faith. This limitation of liability includes, but is not limited to, any claims of liability for:

•	failure to terminate an account upon the death of a participant before receiving written notice of such death and a request to terminate participation from a qualified representative of the deceased;

•	failure by a participant to receive communications regarding the Plan, when the participant fails to update changes to the address or e-mail address on file with the Plan Administrator;

•	purchase or sale prices reflected in a participant’s Plan account or the dates of purchases or sales of a participant’s shares; or

•	any fluctuation in the market value of a participant’s shares after any purchase or sale of shares.

The Plan Administrator is acting solely as agent for PPL and owes no fiduciary duties to any other person by reason of the Plan, and no such duties will be implied. The Plan Administrator undertakes to perform only those duties as are expressly set forth herein or that the Plan Administrator has otherwise expressly agreed to perform in connection with the Plan, and no other duties shall be implied.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event will the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit).

The Plan Administrator will (1) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own, and (2) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator will not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances;

sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator will use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

None of the directors, officers, employees or shareowners of PPL or any of its subsidiaries will have any personal liability under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

Plan Suspension, Modification or Termination. PPL reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any suspension, material modification or termination. If you elect to receive your account information electronically, PPL may send any of these notices by e-mail. PPL and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

Change of Eligibility; Termination of Participation. The Plan is designed for long-term investors who would like to invest in and build ownership of PPL Common Stock over time. The Plan is not intended to provide holders of PPL Common Stock with a mechanism for generating short-term profits through rapid turnover of shares acquired at a discount. Further, the Plan’s intended purpose precludes any individual or entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or exceeding the optional cash investment limit. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of PPL Common Stock. If you engage in short-term trading activities, PPL may prevent you from participating in the Plan. PPL reserves the right to deny, suspend or terminate participation by a Plan participant who is using the Plan for purposes inconsistent with its intended purpose. In such an event, the Plan Administrator will notify the participant in writing of its action and continue to hold the participant’s shares in book-entry form through DRS, but will no longer reinvest the participant’s dividends or accept optional cash investments from the participant.

Foreign Investors. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or, if you are a corporation or other entity, where you are organized or domiciled. If you are a citizen of, or organized or domiciled in, a country other than the United States, you should independently confirm that by participating in the Plan you will not violate local laws governing, among other matters, taxes, currency and exchange controls, stock registration and foreign investments. PPL reserves the right to terminate the participation of any investor in the Plan if it deems termination to be advisable under any foreign laws or regulations. Non-U.S. investors will be subject to tax withholding requirements, as discussed in this prospectus under “U.S. Federal Income Tax Information.”

Multiple Accounts. PPL reserves the right to aggregate all optional investments for Plan participants with more than one account using the same name, address or social security or taxpayer identification number. PPL also may aggregate Plan accounts that it believes to be under common control or management or to have common ultimate beneficial ownership. If PPL exercises its rights to aggregate investments and the resulting investment in the Plan would exceed $25,000 per month without a request for waiver approved by PPL, the amount in excess of $25,000 will be returned without interest as promptly as administratively possible.

Change of Plan Administrator. PPL reserves the right to terminate EQ Shareowner Services as Plan Administrator and appoint another institution to serve as Plan Administrator, or to administer the Plan itself. All participants will receive notice of any such change, which may be by e-mail to participants electing to receive communications electronically, of any such change.

Transfer Agent and Registrar. EQ presently acts as transfer agent and registrar for PPL Corporation.

No Profit or Dividends Assured. PPL cannot assure you of a profit or protect you against a loss on shares of Common Stock that you purchase or sell under the Plan. The payment of dividends on PPL Common Stock is at the discretion of the PPL Board of Directors and will depend upon such factors as the Board of Directors deems relevant, as discussed in this prospectus under “Dividend Policy.” There can be no assurance as to the declaration or payment of any dividends on PPL Common Stock.

Interpretation of the Plan. PPL’s officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. PPL reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with the Plan’s operations. Any such determination by PPL will be conclusive and binding on Plan participants.

Summary of Important Deadlines

Dividend Reinvestment

Action	Deadline
Initial enrollment:	Available anytime. Dividend reinvestment will begin with the dividend payable after the first record date following initial enrollment and either deposit of PPL Common Stock or purchase of PPL Common Stock under the Plan.

To change dividend reinvestment options for a particular dividend, the Plan Administrator must receive notice of any change:	By the record date for that dividend.

Shares will be credited to your Plan account in connection with any dividend reinvestment:	On the dividend payment date if PPL Common Stock is acquired from PPL, or following the last day on which all open market purchases following a dividend payment are completed if shares are acquired from third parties.

Initial and Optional Cash Investments up to $25,000 monthly

Action	Deadline

Initial enrollment:	Available anytime.

Receipt of funds by the Plan Administrator for initial investment from $250 (or $25 plus the $15 initial enrollment fee plus authorization for automatic future cash investments of $25) up to $25,000 in any month:	No later than one business day before the next investment date.

Receipt of funds by the Plan Administrator for subsequent cash investments of at least $25:	No later than one business day before the next investment date.

Requests for return of investment:	The Plan Administrator must receive your request no later than the second business day before the investment date.

Automatic investments via cash withdrawals from bank accounts:	Allow three to four weeks for first withdrawal to be initiated. Funds will be withdrawn on the 9th or 25th of each month, or both days of each month at the participant’s direction (or, if that day is not a business day, on the prior business day).

Changes to automatic withdrawals from bank accounts:	The Plan Administrator must receive your written or online request at least fifteen business days before the next scheduled cash withdrawal.

Shares will be credited to your Plan account in connection with any optional cash investment:	On the applicable investment date if PPL Common Stock is acquired from PPL, or following the last day on which all open market purchases using optional cash investments are completed if the shares are acquired in open market purchases.

Optional Cash Investments in Excess of $25,000 Pursuant to Requests for Waiver

Action	Deadline

Obtain information on requests for waiver for a particular month by telephoning PPL at 1-610-774-6272:	Anytime.

Submission of requests for waiver to PPL:	No later than 3:00 p.m. Eastern Time on the third business day before the first day of the applicable pricing period.

Approval or denial of requests for waiver by PPL:	By 5:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period.

Receipt of funds by the Plan Administrator for optional cash investments in excess of $25,000:	No later than 2:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period.

Return of uninvested funds:	Within five business days after the last day of the applicable pricing period, as extended, without interest.

Shares of PPL Common Stock are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, EQ Shareowners Services or PPL, and are subject to investment risks, including possible loss of principal amount invested. Common Stock held in the Plan is not subject to protection under the Securities Investor Protection Act of 1970.

Waiver Discount

Submission of Requests for Waiver. Optional cash investments of more than $25,000 per month (including any initial investments in excess of $25,000) (“Large Cash Purchase”) may be made only by investors that submit a request for waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases for any month should telephone PPL at 610-774-6272 to determine if we will be considering Large Cash Purchase requests for such month. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case we will provide information about how to obtain and submit a Large Cash Purchase Request Form.

We must receive completed Large Cash Purchase requests by delivery via email to invserv@pplweb.com by no later than 3:00 p.m. Eastern Time on the third business day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by return email or by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 3:00 p.m. Eastern Time on the second business day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 1:00 p.m. Eastern Time on the business day before the first day of the applicable pricing period. All such funds received after 1:00 p.m. Eastern Time on such business day may be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing shares of Common Stock from PPL or in the open market;

•	our need for additional funds;

•	other available sources of funds;

•	the purchase price likely to apply to any sale of shares under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of shares held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $25,000 per month for which PPL has received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•

To determine the purchase price of shares purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of one to 15 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of shares, subject to the qualifications described below. Each day in the pricing period on which shares of Common Stock are purchased is referred to as a “Purchase Date.” The price for shares of Common Stock purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of shares of Common Stock, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

•

We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•

If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of shares of Common Stock, rounded to four decimal places, as traded during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in shares of Common Stock on that date. Funds that are not invested will be returned without interest, as described below.

•

The establishment of the threshold price and the potential return of a portion of investment funds applies only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•

If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of shares of Common Stock on the composite exchanges.

•

If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use and the initial pricing period is ten trading days, but the threshold price is not satisfied on three out of those ten days, the pricing period may be extended by three trading days. Any day during the extension period on which the threshold price is satisfied will be a Purchase Date for that pricing period.

•

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a request for waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 4.0% of the regular market price and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of shares of Common Stock as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•

Any investor purchasing shares of Common Stock pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all shares of Common Stock purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Plan shares of Common Stock will not be credited to such investor’s account until the conclusion of the pricing period unless we elect to use the “continuous settlement feature” described below for that pricing period.

•

If we elect to use the continuous settlement feature, shares of Common Stock will be credited to the Plan accounts of investors purchasing shares of Common Stock pursuant to requests for a Large Cash Purchase within three business days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of shares of Common Stock to be sold pursuant to a Large Cash Purchase request.

•

We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of shares of Common Stock because the threshold price is not met or shares of Common Stock are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five business days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a ten-day pricing period will equal one-tenth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or shares of Common Stock are not traded on the composite exchanges.

•

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

•

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $25,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any request for waiver.

Pricing of Shares Purchased from PPL. PPL may elect to satisfy the requirements of Plan participants for dividend reinvestments or optional cash investments not exceeding $25,000 per month with shares purchased directly from PPL. If it does so, the purchase price of the shares will be the closing price of PPL Common Stock as reported on the consolidated tape for NYSE-listed companies administered by the Consolidated Tape Association on the last day the Common Stock was traded on the NYSE immediately preceding the investment date. No processing fee will be charged.

The pricing of shares of Common Stock purchased from PPL pursuant to requests for waiver is described above under “—Waiver Discount.”

Pricing of Shares Purchased from Third Parties. If PPL elects to satisfy the requirements of Plan participants by purchasing PPL Common Stock in the open market, the price per share will be the weighted average price of all shares of Common Stock purchased by the Plan Administrator’s broker for the applicable investment period. PPL will pay all processing fees for dividend reinvestments and PPL employee payroll deduction investments when shares are purchased from third parties. Participants will pay a processing fee of $0.04 per share for any optional cash investments applied to purchase shares from third parties.

Timing and Control When Shares are Purchased from Third Parties. When shares are to be purchased from third parties, the Plan Administrator will make arrangements with a broker to use reinvested cash dividends and optional cash investments to purchase PPL Common Stock in the open market on such terms as the Plan Administrator may reasonably determine. Purchases will begin on the applicable investment date and may be made over a number of days to meet the requirements of the Plan. No interest will be paid on funds held by the Plan Administrator pending investment. The broker may commingle your funds with those of other participants in the Plan for purposes of executing purchase transactions.

Because the Plan Administrator will arrange for purchases of Common Stock on behalf of the Plan through a broker, neither PPL nor any participant in the Plan will have the authority or power to control either the timing or price of the shares purchased. Therefore, you will not be able precisely to time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of PPL Common Stock. As a result, if you transmit funds for an optional cash investment, it is possible that the market price of PPL Common Stock could rise or fall before the Plan Administrator arranges to purchase Common Stock with your funds. The broker will use its best efforts to apply all funds to the purchase of Common Stock before the next investment date, subject to any applicable requirements of federal or state securities laws or regulations.

USE OF PROCEEDS

PPL will receive proceeds from purchases of its shares through the Plan only if the purchases are made directly from PPL. PPL intends to add any net proceeds to its general funds. PPL and its subsidiaries use the general funds for general corporate purposes, including repayment of debt, working capital and capital expenditures.

PPL will not receive any proceeds from shares of Common Stock purchased by the Plan Administrator from third parties.

PPL does not know the number of shares that participants will purchase under the Plan or the prices at which the shares will be sold to participants.

DIVIDEND POLICY

The amount and timing of dividends payable on the shares of Common Stock are within the sole discretion of PPL’s Board of Directors. The Board of Directors reviews the dividend rate at least annually (generally in February) to determine its appropriateness in light of PPL’s financial position and results of operations, legislative and regulatory developments affecting PPL, competitive conditions and any other factors that the Board of Directors deems relevant.

U.S. FEDERAL INCOME TAX INFORMATION

The information set forth below summarizes certain U.S. federal income tax consequences of participation in the Plan. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions, all as of the date of this prospectus. Future legislation, Treasury regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

This summary applies to U.S. taxpayers only, except where otherwise stated. This discussion assumes that you hold PPL Common Stock as a capital asset. The information is not intended to be a complete description of all U.S. federal income tax consequences and does not address any non-income or state, local or foreign tax consequences of participation in the Plan. Participants should consult their own tax advisors with respect to the U.S. federal income tax consequences, as well as the non-income and state, local and foreign income tax consequences, of participation in the Plan.

Dividend Income

In general, distributions paid on PPL Common Stock are taxable to you as dividends to the extent of the current or accumulated earnings and profits of PPL, as determined under U.S. federal income tax principles. To the extent that such distributions exceed PPL’s current or accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your basis in your PPL Common Stock, but not below zero, and then will be treated as gain from the sale of such stock. Some corporate participants may be entitled to a “dividends received” deduction with respect to amounts treated as ordinary dividend income.

If you participate in the Plan and your reinvested distributions are used to purchase newly issued shares of PPL Common Stock or shares from PPL’s treasury, your distribution for U.S. federal income tax purposes will be equal to the fair market value of PPL Common Stock that you receive pursuant to such reinvestment under the terms of the Plan. As described above, the reinvested distribution will be treated as a taxable dividend to you to the extent paid from PPL’s current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your PPL Common Stock. Distributions that are reinvested in shares of PPL Common Stock purchased in the open market will be treated as a taxable dividend to you in an amount equal to the purchase price of such shares (to the extent paid from PPL’s current or accumulated earnings and profits and thereafter as a return of capital and/or gain from the sale of your PPL Common Stock). If PPL pays any brokerage fees on your behalf, the amount of any such fees will also be treated as a distribution in the manner described above.

Optional Cash Investments

If you participate in the Plan’s automatic dividend reinvestment feature and you make optional cash investments in PPL Common Stock under the Plan, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the excess, if any, of the fair market value of the Common Stock purchased over the amount of your optional cash investment, taking into account any waiver discount. This distribution will be treated as a taxable dividend to you to the extent paid from PPL’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles described above. The U.S. federal income tax consequences of buying shares at a waiver discount through the Plan are not entirely clear if you make optional cash investments but do not participate in the Plan’s automatic dividend reinvestment feature. In light of this uncertainty, PPL intends to treat investors in this situation as having received a distribution in an amount equal to the excess, if any, of the fair market value of the Common Stock purchased over the amount of any optional cash investment, taking into account any waiver discount. This distribution will be treated as a taxable dividend to the extent paid from PPL’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles described above. Because the tax treatment of such a waiver discount is unclear, no assurance can be given of the position that the IRS would take in this regard and investors in this situation should consult their tax advisors to determine how to treat the waiver discount for U.S. federal income tax purposes. If PPL pays any brokerage fees on your behalf, the amount of any such fees will be also be treated as a distribution in the manner described above.

Tax Basis of Shares

For U.S. federal income tax purposes, the tax basis of shares of PPL Common Stock purchased is generally the purchase price of the shares plus any brokerage commissions paid in connection with the purchase. The tax basis of shares purchased with reinvested dividends generally will equal the total amount of distributions you are treated as having received, as described above. The tax basis of shares of PPL Common Stock acquired with optional cash investments generally will equal the total amount of distributions you are treated as having received, as described above, plus the amount of the cash payment for such shares.

The Plan assumes that each participant will use the first-in, first-out method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

Holding Period of Shares

The holding period of PPL Common Stock purchased with reinvested dividends or optional cash investments, for purposes of determining whether any gain or loss on sale will be a capital gain or loss, begins on the day after the applicable investment or purchase date.

Gains and Losses from the Sale of Shares

You may realize a gain or loss at the time your shares are sold by the Plan Administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss is based on the difference between the amount you receive for the shares, reduced by the expenses of sale, including brokerage commissions and service fees charged for the sale of shares, and your tax basis in the shares. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year. You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or the Plan’s termination. The amount of such a gain or loss is the difference between the amount which you receive for your fractional shares and your tax basis in such shares. This gain or loss will generally be a capital gain or loss. The deductibility of capital losses is subject to limitations. Long-term capital gain of a noncorporate participant is generally taxed at preferential rates. Whether the capital gain is long-term or short-term will depend on your holding period. You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.

IRS Reports

The Plan Administrator will report dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator will report the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B. For non-resident aliens or non-U.S. corporations, partnerships or other entities, the Plan Administrator will report dividend income to the participants and the IRS on Form 1042-S.

Dividends Subject to Backup Withholding

Reinvested dividends are subject to U.S. federal backup withholding tax (currently at a rate of 24%) if you fail to provide a taxpayer identification number to the Plan Administrator. In addition, if you are a non-resident alien or a non-U.S. corporation, partnership or other entity, your dividends will be subject to U.S. federal withholding tax (currently at a rate of 30%) unless you or your intermediary provides an appropriate Form W-8 to the Plan Administrator documenting your entitlement to an exemption from, or a reduced rate of, withholding tax. In any case in which U.S. federal income taxes are required to be withheld, the Plan Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on the PPL Common Stock and, for a disposition of the PPL Common Stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the 30% withholding tax discussed above under “—Dividends Subject to Backup Withholding,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of the PPL Common Stock.

Foreign shareowners should seek advice from an independent tax advisor regarding the tax consequences to them of participating in the Plan and of acquiring, owning, and disposing of PPL Common Stock.

PLAN OF DISTRIBUTION

Except to the extent that the Plan Administrator purchases shares of PPL Common Stock in the open market through its broker, PPL will sell directly to the Plan Administrator the shares of PPL Common Stock to be acquired by participants under the Plan. No processing fees will be payable by any participant in connection with purchases of Common Stock from PPL.

In connection with any investment in which the Plan Administrator purchases shares of PPL Common Stock in the open market through its broker, a participant will be required to pay the participant’s pro rata share of all processing fees for shares purchased with initial and optional cash investments. PPL will pay all processing fees for shares purchased with reinvested dividends and PPL employee payroll deductions. Upon withdrawal by a participant from the Plan and the sale of shares held under the Plan, the participant will receive the proceeds of that sale, less any applicable withholding or other taxes, and will be required to pay a per share processing fee and a service fee.

PPL may sell its Common Stock to persons, including brokers or dealers and other financial intermediaries that, in connection with any resales of those shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. PPL has no arrangements or understandings, formal or informal, with any person relating to the sale of shares to be received under the Plan.

PPL Common Stock is currently listed on the NYSE and trades under the symbol “PPL.”

PPL reserves the right to deny, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan. PPL Common Stock may not be available under the Plan in all states or other jurisdictions. PPL is not making an offer to sell its Common Stock in any state or other jurisdiction where such offer or sale is not permitted.

LEGAL OPINIONS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the shares of Common Stock for PPL. Simpson Thacher & Bartlett LLP will rely on the opinion of Mr.  Paine as to matters involving the law of the Commonwealth of Pennsylvania.

EXPERTS

The consolidated financial statements of PPL Corporation and the related financial statement schedule, as of and for the years ended December 31, 2017 and December 31, 2016 incorporated in this prospectus by reference from such company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of PPL Corporation for the year ended December 31, 2015 (and related schedule) appearing in PPL Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Registration fee	$58,005
Printing and engraving	7,500
Legal fees	40,000
Accounting fees	26,000
Postage	1,000
Miscellaneous	3,000

Total	$135,505

All of the above except the Securities and Exchange Commission registration fee are estimated.

Item 15. Indemnification of Directors and Officers.

Section 7.01 of the Bylaws of PPL Corporation provides:

(a) Right to Indemnification. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as “action”). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, “expense” shall include fees and expenses of counsel selected by such person; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(c) Insurance and Funding. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(d) Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

Directors and officers of PPL Corporation may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law. Under Section 1741 of the Pennsylvania Business Corporation Law of 1988, subject to certain limitations, a corporation has the power to indemnify directors, officers and other parties under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Expenses incurred by parties in defending any action may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the party to repay such amount if it shall ultimately be determined that the director is not entitled to be indemnified by the corporation.

PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for officers and directors and officers and directors of PPL Corporation’s subsidiaries under which such officers and directors are covered against any “loss” by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. “Loss” is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Item 16. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of PPL Corporation, effective as of May 25, 2016 (Exhibit 3(i) to PPL Corporation Form 8-K Report (File No. 1-11459) dated May 26, 2016)

4.2	Bylaws of PPL Corporation, effective as of December 18, 2015 (Exhibit 3(ii) to PPL Corporation Form 8-K Report (File No. 1-11459) dated December 21, 2015)

4.3	Form of Common Stock Certificate (Exhibit 4.1 to PPL Corporation’s registration statement on Form S-3 (File No. 333-158200) dated March 25, 2009)

5.1	Opinion of Frederick C. Paine, Esq. with respect to legality of securities being registered hereunder

5.2	Opinion of Simpson Thacher & Bartlett LLP with respect to legality of securities being registered hereunder

23.1	Consent of Frederick C. Paine, Esq. (reference is made to Exhibit 5.1 filed herewith)

23.2	Consent of Simpson Thacher & Bartlett LLP (reference is made to Exhibit 5.2 filed herewith)

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Ernst & Young LLP

24.1	Power of Attorney

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

Paragraphs (1)(i), (1) (ii) and (1)(iii) above do not apply if the registration statement is on Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on this 22nd day of February, 2018.

PPL CORPORATION

By:	/s/ William H. Spence
William H. Spence
Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 22nd day of February, 2018.

Signature	Title

/s/ William H. Spence William H. Spence	Chairman, President and Chief Executive Officer (Principal Executive Officer and Director)

/s/ Vincent Sorgi Vincent Sorgi	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Stephen K. Breininger Stephen K. Breininger	Vice President and Controller (Principal Accounting Officer)

* Rodney C. Adkins	Director

* John W. Conway	Director

* Steven G. Elliott	Director

* Raja Rajamannar	Director

* Craig A. Rogerson	Director

* Natica von Althann	Director

* Keith H. Williamson	Director

* Phoebe A. Wood	Director

* Armando Zagalo de Lima	Director

* By:	/s/ Frederick C. Paine
Frederick C. Paine, Attorney-in-Fact